     As filed with the Securities and Exchange Commission on October 1, 1999
                                                      Registration No. 333-85919

                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON D.C. 20549

                             -----------------------

                  POST-EFFECTIVE AMENDMENT NO 1 ON FORM S-8 TO
                       REGISTRATION STATEMENT ON FORM S-4
                        UNDER THE SECURITIES ACT OF 1933

                             -----------------------

                               MCI WORLDCOM, INC.
             (Exact name of registrant as specified in its charter)

                      GEORGIA                             58-1521612
         (State or other jurisdiction of              (I.R.S. Employer
          incorporation or organization)             Identification No.)

                            500 CLINTON CENTER DRIVE
                           CLINTON, MISSISSIPPI 39056
                          (Address, including zip code,
                  of registrant's principal executive offices)


       SKYTEL COMMUNICATIONS, INC. SECTION 401(k) EMPLOYEE RETIREMENT PLAN
     MCI WORLDCOM/SKYTEL COMMUNICATIONS, INC. 1990 EXECUTIVE INCENTIVE PLAN
     MCI WORLDCOM/SKYTEL COMMUNICATIONS, INC. 1988 EXECUTIVE INCENTIVE PLAN
  MCI WORLDCOM/SKYTEL COMMUNICATIONS, INC. LONG-TERM MANAGEMENT INCENTIVE PLAN
================================================================================
                           (Full title of the plan(s))

                            P. BRUCE BORGHARDT, ESQ.
                               MCI WORLDCOM, INC.
                      10777 SUNSET OFFICE DRIVE, SUITE 330
                            ST. LOUIS, MISSOURI 63127
                                 (314) 909-4100
            (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)

                         ------------------------------


           This Post-Effective Amendment on Form S-8 to Registration Statement on Form S-4 (this "Registration Statement") covers 830,000 shares of Common Stock, par value $0.01, and associated preferred stock purchase rights of the Registrant originally registered on Registration Statement No. 333-85919 on Form S-4 (the "S-4 Registration Statement") to which this is an amendment. The registration fees in respect to the securities registered hereby were paid at the time of the original filing of the S-4 Registration Statement. In addition, pursuant to Rule 416(c) under the Securities Act of 1933, as amended (the "Securities Act"), this Registration Statement also covers an indeterminate amount of interests to be offered or sold pursuant to the above-referenced Plans. This Registration Statement also covers such additional shares as may be issuable pursuant to antidilution provisions.

                                     PART II
                           INFORMATION REQUIRED IN THE
                             REGISTRATION STATEMENT

ITEM 3.  INCORPORATION OF DOCUMENTS BY REFERENCE.

         The following documents filed with the Securities and Exchange Commission (the "Commission") by MCI WORLDCOM, Inc. ("MCI WorldCom" or the "Company") (formerly Resurgens Communications Group, Inc.) under File No. 000-11258 (formerly File No. 1-10415, in the case of Resurgens) or by SkyTel Communications, Inc. ("SkyTel") under File No. 0-17316 with respect to the SkyTel Section 401(k) Employee Retirement Plan (the "SkyTel 401(k) Plan") (and together with the MCI WorldCom/SkyTel 1990 Executive Incentive Plan, the MCI WorldCom/SkyTel 1988 Executive Incentive Plan and the MCI WorldCom/SkyTel Long-Term Management Incentive Plan, the "Plans") pursuant to the Securities Exchange Act of 1934, as amended (the "Exchange Act") are incorporated herein by reference and shall be deemed to be a part hereof.

         1. The Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1998 (the "MCI WorldCom 1998 Form 10-K");

         2. The Company's Quarterly Report on Form 10-Q for the quarterly periods ended March 31, 1999 and June 30, 1999;

         3. MCI WorldCom's Current Report on Form 8-K/A dated August 26, 1996 (filed December 19, 1997), Form 8-K/A-3 dated November 9, 1997 (filed May 28, 1998) and Form 8-K dated July 12, 1999 (filed July 12, 1999)

         4. The description of the Company's (formerly Resurgens') Common Stock as contained in Item 1 of Resurgens' Registration Statement on Form 8-A dated December 12, 1989, as updated by the descriptions contained in the Company's Registration Statement on Form S-4 (File No. 333-16015), as declared effective by the Commission on November 14, 1996, which includes the Joint Proxy Statement/Prospectus dated November 14, 1996 with respect to the Company's Special Meeting of Shareholders held on December 20, 1996, under the following captions: "Description of WorldCom Capital Stock" and "Comparative Rights of Shareholders" and the descriptions contained in the Company's Proxy Statement dated April 23, 1999 under the following captions: "Approval of Amendment to Second Amended and Restated Articles of Incorporation, as Amended, To Increase Authorized Shares of Common Stock" and " Future Proposals of Security Holders.

         5. The description of the Company's Preferred Stock Purchase Rights contained in the Company's Registration Statement on Form 8-A dated August 26, 1996, as updated by the Company's Current Report on Form 8-K dated May 22, 1997 (filed June 6, 1997); and

         6. The description of the Company's Series B Convertible Preferred Stock contained in the Company's Registration Statement on Form 8-A dated November 13, 1996.

         7. The description of the Company's Series C $2.25 Cumulative Convertible Exchangeable Preferred Stock contained in the Company's Registration Statement on Form 8-A dated August 26, 1999.

         All documents filed by MCI WorldCom or the Plans with the Commission pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, as amended, subsequent to the date hereof and prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement and into the respective prospectus for the Plans and to be a part hereof and thereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated herein and therein by reference, shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein and therein or in any other subsequently filed document incorporated or deemed to be incorporated by reference, which statement is also incorporated herein and therein by reference, modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement or the prospectus.



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

ITEM 4.  DESCRIPTION OF SECURITIES.

         Not applicable.

ITEM 5.  INTEREST OF NAMED EXPERTS AND COUNSEL.

         Not applicable.

ITEM 6.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

         Section 14-2-202(b)(4) of the Georgia Business Corporation Code (the "Georgia Code") provides that corporation's articles of incorporation may include a provision that eliminates or limits the personal liability of directors for monetary damages to the corporation or its shareholders for any action taken, or any failure to take any action, as a director, provided, however, that the Section does not permit a corporation to eliminate or limit the liability of a director for appropriating, in violation of his or her duties, any business opportunity of the corporation, for acts or omissions including intentional misconduct or a knowing violation of law, receiving from any transaction an improper personal benefit, or voting for or assenting to an unlawful distribution (whether as a dividend, stock repurchase or redemption, or otherwise) as provided in Section 14-2-832 of the Georgia Code. Section 14-2-202(b)(4) also does not eliminate or limit the rights of the Company or any shareholder to seek an injunction or other nonmonetary relief in the event of a breach of a director's duty to the corporation and its shareholders. Additionally, Section 14-2-202(b)(4) applies only to claims against a director arising out of his or her role as a director, and does not relieve a director from liability arising from his or her role as an officer or in any other capacity.

         The provisions of Article Ten of the Company's Second Amended and Restated Articles of Incorporation, as amended, are similar in all substantive respects to those contained in Section 14-2-202(b)(4) of the Georgia Code as outlined above. Article Ten further provides that the liability of directors of the Company shall be limited to the fullest extent permitted by amendments to Georgia law.

         Sections 14-2-850 to 14-2-859, inclusive, of the Georgia Code govern the indemnification of directors, officers, employees, and agents. Section 14-2-851 of the Georgia Code permits indemnification of a director of the Company for liability incurred by him or her in connection with any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative and whether formal or informal (including, subject to certain limitations, civil actions brought as derivative actions by or in the right of the Company) in which he or she is made a party by reason of being a director of the Company and of directors who, at the request of the Company, act as directors, officers, partners, trustees, employees or agents of another foreign or domestic corporation, partnership, joint venture, trust, employee benefit plan or other enterprise. The Section permits indemnification if the director acted in good faith and reasonably believed (a) in the case of conduct in his or her official capacity, that such conduct was in the best interests of the corporation, (b) in all other cases other than a criminal proceeding that such conduct was at least not opposed to the best interests of the corporation, and (c) in the case of a criminal proceeding, that he or she had no reasonable cause to believe his or her conduct was unlawful. If the required standard of conduct is met, indemnification may include judgments, settlements, penalties, fines or reasonable expenses (including attorneys' fees) incurred with respect to a proceeding.

         A Georgia corporation may not indemnify a director under Section 14-2-851: (i) in connection with a proceeding by or in the right of the corporation, except for reasonable expenses incurred by such director in connection with the proceeding provided it is determined that such director met the relevant standard of conduct set forth above, or (ii) in connection with any proceeding with respect to conduct for which such director was adjudged liable on the basis that he or she received an improper personal benefit.

         Prior to indemnifying a director under Section 14-2-851 of the Georgia Code, a determination must be made that the director has met the relevant standard of conduct. Such determination must be made by: (i) a majority vote of a quorum consisting of disinterested directors; (ii) a duly designated committee of disinterested directors; (iii)



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

duly selected special legal counsel; or (iv) a vote of the shareholders, excluding shares owned by or voted under the control of directors who do not qualify as disinterested directors.

         Section 14-2-856 of the Georgia Code provides that a Georgia corporation may, before final disposition of a proceeding, advance funds to pay for or reimburse the reasonable expenses incurred by a director who is a party to a proceeding because he or she is a director, provided that such director delivers to the corporation a written affirmation of his or her good faith belief that he or she met the relevant standard of conduct described in Section 14-2-851 of the Georgia Code, and a written undertaking by the director to repay any funds advanced if it is ultimately determined that such director was not entitled to such indemnification. Section 14-2-852 of the Georgia Code provides that directors who are successful with respect to any claim brought against them, which claim is brought because they are or were directors of the Company, are entitled to mandatory indemnification against reasonable expenses incurred in connection therewith.

         The Georgia Code also allows a Georgia corporation to indemnify directors made a party to a proceeding without regard to the above-referenced limitations, if authorized by the articles of incorporation or a bylaw, contract, or resolution duly adopted by a vote of the shareholders of the corporation by a majority of votes entitled to be cast, excluding shares owned or voted under the control of the director or directors who are not disinterested, and to advance funds to pay for or reimburse reasonable expenses incurred in the defense thereof, subject to restrictions similar to the restrictions described in the preceding paragraph; provided, however, that the corporation may not indemnify a director adjudged liable (1) for any appropriation, in violation of his or her duties, of any business opportunity of the Company, (2) for acts or omissions which involve intentional misconduct or a knowing violation of law, (3) for unlawful distributions under Section 14-2-832 of the Georgia Code, or (4) for any transaction in which the director obtained an improper personal benefit.

         Section 14-2-857 of the Georgia Code provides that an officer of the Company (but not an employee or agent generally) who is not a director has the mandatory right of indemnification granted to directors under Section 14-2-852, subject to the same limitations as described above. In addition, the Company may, as provided by either the Company's Second Amended and Restated Articles of Incorporation, as amended, the Company's Restated Bylaws, general or specific actions by its board of directors, or by contract, indemnify and advance expenses to an officer, employee or agent who is not a director to the extent that such indemnification is consistent with public policy.

         The indemnification provisions of Article X of the Company's Restated Bylaws and Article Twelve of the Company's Second Amended and Restated Articles of Incorporation, as amended, are consistent with the foregoing provisions of the Georgia Code. However, the Company's Second Amended and Restated Articles of Incorporation, as amended, prohibit indemnification of a director who did not believe in good faith that his or her actions were in, or not opposed to, the Company's best interests, or to have improperly received a personal benefit, or in the case of a criminal proceeding, if such director had reasonable cause to believe his or her conduct was unlawful, or in the case of a proceeding by or in the right of the Company, in which such director was adjudged liable to the Company, unless a court shall determine that the director is fairly and reasonably entitled to indemnification in view of all the circumstances. The Company's Restated Bylaws extend the indemnification available to officers under the Georgia Code to employees and agents.

ITEM 7.  EXEMPTION FROM REGISTRATION CLAIMED.

         Not applicable.

ITEM 8.  EXHIBITS.

         Reference is made to the Exhibit Index.




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


ITEM 9.  UNDERTAKINGS.

         (a)      The undersigned registrant hereby undertakes:

                  (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

                           (i)      To include any prospectus required by
                                    Section 10(a)(3) of the Securities Act of
                                    1933;

                           (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

                           (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

                                    provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-3 or Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to
                                    Section 13 or section 15(d) of the
                                    Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

                  (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offerings of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                  (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers, and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Act and is therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than payment by the registrant or expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action, suit, or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Clinton, State of Mississippi on October 1, 1999.

                                      MCI WORLDCOM, INC.



                                      By:  /s/ Scott D. Sullivan
                                           -------------------------------------
                                            Scott D. Sullivan
                                            Chief Financial Officer


         Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Name                                                     Title                             Date
----                                                     -----                             ----

/s/ Clifford L. Alexander, Jr.*                          Director                          October 1, 1999
----------------------------------------------------
Clifford L. Alexander, Jr.

/s/ James C. Allen*                                      Director                          October 1, 1999
----------------------------------------------------
James C. Allen

/s/ Judith Areen*                                        Director                          October 1, 1999
----------------------------------------------------
Judith Areen

/s/ Carl J. Aycock*                                      Director                          October 1, 1999
----------------------------------------------------
Carl J. Aycock

/s/ Max E. Bobbitt*                                      Director                          October 1, 1999
----------------------------------------------------
Max E. Bobbitt

/s/ Bernard J. Ebbers*                                   Director, President and           October 1, 1999
----------------------------------------------------     Chief Executive Officer
Bernard J. Ebbers                                        (Principal Executive Officer)

/s/ Francesco Galesi*                                    Director                          October 1, 1999
----------------------------------------------------
Francesco Galesi

/s/ Stiles A. Kellett, Jr.*                              Director                          October 1, 1999
----------------------------------------------------
Stiles A. Kellett, Jr.

/s/ Gordon S. Macklin*                                   Director                          October 1, 1999
----------------------------------------------------
Gordon S. Macklin

/s/ John A. Porter*                                      Director                          October 1, 1999
----------------------------------------------------
John A. Porter

/s/ Timothy F. Price*                                    Director                          October 1, 1999
----------------------------------------------------
Timothy F. Price

/s/ Bert C. Roberts, Jr.*                                Chairman of the Board             October 1, 1999
----------------------------------------------------
Bert C. Roberts, Jr.

/s/ John W. Sidgmore*                                    Director                          October 1, 1999
----------------------------------------------------
John W. Sidgmore

/s/ Scott D. Sullivan                                    Director and Chief Financial      October 1, 1999
----------------------------------------------------
Scott D. Sullivan                                        Officer (Principal Financial
                                                         Officer and Principal
                                                         Accounting Officer)

/s/ Lawrence C. Tucker*                                  Director                          October 1, 1999
----------------------------------------------------
Lawrence C. Tucker

/s/ Juan Villalonga*                                     Director                          October 1, 1999
----------------------------------------------------
Juan Villalonga


*    By: /s/ Scott D. Sullivan
         -------------------------------------------
             Scott D. Sullivan
             Attorney-in-fact


         The Plan. Pursuant to the requirements of the Securities Act of 1933, the plan administrator, SkyTel Communications, Inc., has duly caused this Registration Statement to be signed on behalf of the Plan by the undersigned, thereunto duly authorized, in the City of Jackson, State of Mississippi, on this 1st day of October, 1999.



SkyTel Communications, Inc.
Section 401(k) Employee Retirement Plan


By:      SkyTel Communications, Inc.,
         As Plan Administrator

By:      /s/ Leonard G. Kriss
         -------------------------------------------
Name:    Leonard G. Kriss
         -------------------------------------------
Title:   Senior Vice President & General Counsel
         -------------------------------------------

                                  EXHIBIT INDEX

         Exhibit
         Number                                      Description
         -------                                     -----------

         4.1               Second Amended and Restated Articles of Incorporation of MCI WORLDCOM, Inc. (including preferred stock designations) as amended as of October 1, 1999

         4.2               Restated Bylaws of MCI WORLDCOM, Inc. (incorporated herein by reference to Exhibit 3.2 to the Company's Current Report on Form 8-K dated September 14, 1998) (filed September
                           29, 1998)) (File No. 0-11258)

         4.3               Rights Agreement dated as of August 25, 1996 between the Company and The Bank of New
                           York, which includes the form of Certificate of Designations, setting forth the terms of the Series 3 Junior Participating Preferred Stock, par value $.01 per share, as Exhibit
                           A, the form of Rights Certificate as Exhibit B and the Summary of Preferred Stock
                           Purchase Rights as Exhibit C (incorporated herein by reference to Exhibit 4 to the
                           Current Report on Form 8-K dated August 26, 1996 (as amended on Form 8 K/A filed August
                           31, 1996) filed by the Company with the Securities and Exchange Commission on August 26,
                           1996 (as amended on Form 8 K/A filed on August 31, 1996) (File No. 0-11258))

         4.4               Amendment No. 1 to Rights Agreement dated as of May 22, 1997 by and between MCI
                           WORLDCOM, Inc. and The Bank of New York, as Rights Agreement (incorporated herein by reference to Exhibit 4.2 of the Company's Current Report on Form 8-K dated May 22, 1997
                           (filed June 5, 1997))

         5.1               Opinion of P. Bruce Borghardt as to the legality of the securities to be issued under the stock option Plans

         23.1              Consent of Arthur Andersen LLP

         23.2              Consent of PricewaterhouseCoopers LLP

         23.3              Consent of KPMG LLP

         23.4              Consent of Arthur Andersen LLP

         23.5              Consent of P. Bruce Borghardt (included in Exhibit 5.1)

         24.1*             Power of Attorney (included in Signature Page to the original Registration Statement)

         The Registrant has submitted the SkyTel 401(k) Plan (as defined in Item 3 of Part II above) and any amendment thereto to the Internal Revenue Service ("IRS") in a timely manner and has made or will make all changes required by the IRS in order to qualify such plan.

--------------

* Previously filed.